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                                                                    EXHIBIT 10.1


Amendment to 2001 Incentive Compensation Plan
Adopted June 1, 2001


Section 9 (Change in Control Provisions) was changed to include the following:

"Change in Control" means the happening of any of the following:

after the date of adoption of this Plan, any person, including a "group" as defined in Section 13(d) of the Act, but excluding the Company and any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary, becomes the beneficial owner, directly or indirectly, of Stock representing 20% or more of the combined voting power of the Stock (other than any person, including any group that includes any such person which beneficially owned Stock representing 10% or more of such voting power on the date of adoption hereof);

the commencement or announcement of a tender offer for a majority of the Stock (other than any such tender offer by the Company or any Subsidiary thereof or by any person or group that includes any such person, which beneficially owned Stock representing 10% or more of such voting power on the date of adoption hereof);

during any period of 24 consecutive months, the individuals who at the beginning of such period constitute the Board (the "Incumbent Directors") cease to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 24-month period shall be deemed to be an Incumbent Director if such director was elected (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) by, or with the approval of, at least two-thirds of the Incumbent Directors; or

the approval by shareholders of (x) an agreement for the acquisition of the Company by an entity other than a Subsidiary through the purchase of stock or assets, or by merger, or otherwise, or (y) the liquidation of the Company.


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